Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Full-Year 2011 Results
•	Revenue Increases 14 Percent to $3.2 billion
•	Core EPS Increases 30 Percent to $7.63
•	Raises Guidance for 2012

Dallas, TX, February 2, 2012 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the year ended December 31, 2011.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Revenue	$848	$756	12%	$3,173	$2,791	14%
Net income	$66	$47	41%	$315	$194	63%
Net income per diluted share	$1.12	$0.84	33%	$5.45	$3.48	57%
Diluted shares outstanding	59.1	55.4	7%	57.8	55.7	4%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$231	$193	19%	$1,009	$823	23%
Adjusted EBITDA, net of funding costs	$194	$161	21%	$860	$638	35%
Core earnings per diluted share	$1.70	$1.56	9%	$7.63	$5.86	30%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

FOURTH QUARTER

Revenue increased 12 percent to $848 million while adjusted EBITDA increased 19 percent to $231 million for the fourth quarter of 2011. Net income per diluted share (EPS) increased 33 percent to $1.12 and core earnings per diluted share (core EPS) increased 9 percent to $1.70 for the fourth quarter of 2011, exceeding the Company’s guidance of $1.46.

Diluted shares outstanding were 59.1 million for the fourth quarter of 2011, an increase of 3.7 million dilutive shares as compared to the fourth quarter of 2010. The assumed conversion of the Company’s convertible senior notes and warrants, which varies based on the average per share price of the Company’s common stock, added approximately 8.1 million to the diluted share count for the quarter ended December 31, 2011, an increase of 6.1 million compared to the fourth quarter of 2010. Approximately 6.0 million of the assumed conversion shares for the quarter ended December 31, 2011 are covered by convertible note hedge agreements eliminating the Company’s obligation to settle at maturity.

FULL YEAR

Annual revenue increased 14 percent to $3.2 billion while adjusted EBITDA increased 23 percent to $1.0 billion for 2011. EPS increased 57 percent to $5.45 and core EPS increased 30 percent to $7.63 for 2011, exceeding the Company’s guidance of $7.40.

By segment, revenue increased 6 percent to $845 million at LoyaltyOne, 38 percent to $847 million at Epsilon, and 7 percent to $1.5 billion at Private Label. Adjusted EBITDA increased 6 percent to $217 million at LoyaltyOne and 28 percent to $195 million at Epsilon, and adjusted EBITDA, net of funding costs, increased 53 percent to $529 million at Private Label.

Diluted shares outstanding were 57.8 million for 2011, an increase of 2.1 million dilutive shares as compared to 2010. The assumed conversion of the Company’s convertible senior notes and warrants, which varies based on the average per share price of the Company’s common stock, added approximately 6.2 million to the diluted share count for the year ended December 31, 2011, an increase of 4.3 million compared to 2010. Approximately 4.6 million of the assumed conversion shares for the year ended December 31, 2011 are covered by convertible note hedge agreements eliminating the Company’s obligation to settle at maturity.

Ed Heffernan, president and chief executive officer, commented, “At LoyaltyOne, strong financial performance was coupled with high, single-digit growth in its key metric -- miles issued. We expect this momentum to continue into 2012 facilitated by the positive buzz surrounding the launch of a new instant reward option in Canada. Additionally, the dotz coalition loyalty program in Brazil exceeded our expectations in 2011. For that reason, we expect to accelerate entry into new regions in 2012.”

Heffernan continued, “We’re also pleased with Epsilon’s double-digit growth, which was driven by new client signings, existing client growth and the acquisition of Aspen Marketing Services. We are benefiting from the growing shift in marketing spend to measurable programs, including our point-of-sale, direct mail, email, mobile, display and social media solutions, all of which have delivered strong results for our clients.

 “We are also very pleased with our Private Label business performance, which wrapped up the year with a return to double-digit credit sales growth. This drove a big swing in year-over-year portfolio growth, from negative 4 percent in Q1, 2011 to a positive 6 percent in Q4, 2011. We also saw significant improvements in credit quality and lower interest rates, along with strong momentum in client signings the last half of the year, all of which are priming the business for impressive performance in 2012.

“Overall, this sets us up well for a strong 2012, and we expect double-digit growth in earnings and free cash flow.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment decreased $10 million, or 4 percent, to $214 million for the fourth quarter of 2011. Unfavorable exchange rates lowered revenue by $2 million compared to the fourth quarter of 2010, while fewer collector redemptions decreased redemption revenue by $9 million compared to the fourth quarter of 2010. Adjusted EBITDA was $46 million, essentially flat to the fourth quarter of 2010. Excluding the impact of unfavorable Canadian exchange rates and higher operating losses associated with the continued expansion of the dotz loyalty coalition in Brazil, adjusted EBITDA increased 6 percent for the fourth quarter of 2011.

AIR MILES reward miles issued increased 10 percent during the fourth quarter of 2011 compared to the prior year quarter due to positive growth in consumer credit card spending and increased promotional activity in the gas and grocer sectors. AIR MILES reward miles redeemed decreased 13 percent during the fourth quarter of 2011 compared to the prior year quarter. The number of reward miles redeemed during the quarter was lower due to recent modifications implemented in the AIR MILES® Reward Program, which were completed in 2011 in the ordinary course and in advance of announcing a new instant reward program option for 2012.

The new program option, AIR MILES Cash, will enable collectors to instantly redeem their AIR MILES reward miles in-store towards many everyday and high value purchases like gas, grocery, drug store items and home improvement purchases at participating sponsors starting in March 2012. In addition, effective December 31, 2011, all existing and future AIR MILES reward miles will have a date-stamp of five years.

During the quarter, LoyaltyOne announced that it signed new multi-year agreements with Nova Scotia Liquor Corporation and Netflix to participate as sponsors in the AIR MILES Reward Program. In addition, the dotz coalition loyalty program in Brazil, in which the Company has a 37 percent ownership interest, continued its national rollout during the quarter. The Company anticipates that membership in dotz, currently at 1.6 million, will reach at least 3.5 million by the end of 2012.

Epsilon: Revenue for the segment increased $75 million, or 42 percent, to $255 million for the fourth quarter of 2011. Excluding the Aspen Marketing Services acquisition completed May 31, 2011, revenue growth was mid single-digits compared to the fourth quarter of 2010. By line of business, database/digital revenue increased 11 percent to $115 million for the fourth quarter of 2011. Data revenue increased 1 percent to $52 million for the fourth quarter of 2011, rebounding from a 3 percent year-over-year decline in the third quarter of 2011. Agency/analytics revenue increased 263 percent to $88 million for the fourth quarter of 2011, boosted by the Aspen acquisition.

Adjusted EBITDA increased 29 percent to $64 million for the fourth quarter of 2011. Excluding the Aspen acquisition, adjusted EBITDA growth was 13 percent compared to the fourth quarter of 2010. Adjusted EBITDA margin was 25.1 percent for the fourth quarter of 2011, down from 27.6 percent in the prior year quarter due to a shift in revenue mix with the Aspen acquisition.

As discussed previously, Epsilon rounded out its product offerings by acquiring Aspen on May 31, 2011. Aspen is a recognized leader in providing marketing agency services, with deep expertise and heritage in the automotive and telecommunications industries. The new agency platform, in combination with Epsilon’s existing agency offerings, enhances Epsilon’s core capabilities and strengthens its competitive advantage.

During the quarter, Epsilon signed a new multi-year agreement with Oceania Cruises and Regent Seven Seas Cruises to host and manage their marketing database of past and prospective guests and provide data services, and a new agreement with 21st Century Insurance to provide data services.

Private Label Services and Credit: Revenue increased 7 percent to $380 million for the fourth quarter of 2011. Net finance charge income increased $31 million, or 9 percent, while transaction revenue decreased $4 million, or 19 percent, primarily due to lower merchant fees. Gross yield for the fourth quarter of 2011 increased to approximately 28 percent, up from 26 percent in the prior year quarter, due to changes in cardholder terms made throughout 2010.

Adjusted EBITDA, net of funding costs increased 33 percent to $107 million for the fourth quarter of 2011. The provision for loan loss expense declined 12 percent to $102    million for the fourth quarter of 2011 as a result of continued improvement in credit trends. The principal charge-off rate for the fourth quarter of 2011 was 6.3 percent, down from 8.9 percent in the prior year quarter. Portfolio funding costs were $37 million for the fourth quarter of 2011, or 3 percent of average credit card receivables, compared to $33 million, or 3 percent of average credit card receivables, in the fourth quarter of 2010. The fourth quarter of 2011 and 2010 include mark-to-market gains on interest rate derivatives of $9 million and $14 million, respectively. The non-cash, mark-to-market gain for the fourth quarter of 2011 has been excluded from the calculation of core EPS and netted against the non-cash interest expense line in the attached RECONCILIATION OF NON-GAAP INFORMATION.

Credit sales increased approximately 13 percent compared to the fourth quarter of 2010 as cardholder spending remained strong. Average credit card receivables increased approximately 3 percent compared to the fourth quarter of 2010 as customer payment rates stabilized on a year-over-year basis. Credit card receivables were $5.67 billion at December 31, 2011, up 6 percent compared to December 31, 2010, while the allowance for loan loss was $468 million at December 31, 2011 or 8.3 percent of ending credit card receivables. Delinquency rates improved to 4.4 percent of principal receivables at December 31, 2011, down from 5.4 percent at December 31, 2010.

During the quarter, Private Label signed a long-term renewal agreement to continue providing private label credit card services for Express, Inc., a top 10 Alliance Data client, and also signed a new long-term agreement to provide private label and co-branded credit card services for Christopher & Banks, Inc., a wholly owned subsidiary of Christopher & Banks Corporation. Most recently, the Company signed a new agreement to provide private label services for Bon-Ton Stores Inc. We plan to acquire their existing card portfolio, with closing expected in the first half of 2012.

Liquidity

Corporate liquidity remained strong with approximately $600 million available at December 31, 2011, representing $216 million of cash and $384 million of available borrowing capacity. The key loan covenant ratio, core debt to adjusted EBITDA, was 2.1 to 1 at December 31, 2011, substantially below the covenant ratio of 3.50 to 1.

Available liquidity at the bank subsidiary level totaled $2.2 billion as of December 31, 2011. The Company’s bank subsidiaries paid $55 million in dividends to Alliance Data during the fourth quarter of 2011.

During the fourth quarter of 2011, the Company used $53 million to acquire approximately 0.6 million shares under a prior board approved program authorizing the repurchase of up to an aggregate amount of $400 million of the Company’s common stock through the end of 2011. For the year, the Company used $241 million to acquire 2.9 million shares under this program. On December 19, 2011, the Company announced that its board of directors had approved a new stock repurchase program to acquire up to $400 million of the Company's common stock during 2012.

2012 Outlook

First Quarter 2012: The Company expects approximately 12 percent growth in revenue and 10 percent growth in core earnings for the first quarter of 2012. Core EPS is expected to increase approximately 5 percent to $2.13, less than the growth in core earnings due to an expected year-over-year increase in phantom shares included in the diluted share count.

Full Year: The Company’s detailed guidance for 2012 was given in its third quarter 2011 earnings release. Based upon its strong fourth quarter performance, the Company is raising its 2012 EPS and core EPS guidance to $6.15 and $8.45, respectively, representing increases of approximately 13 percent and 11 percent, respectively, compared to 2011. This compares to original 2012 EPS and core EPS guidance of $6.00 and $8.30, respectively. Guidance assumes approximately 60.5 million diluted shares for 2012, a 5 percent increase from 2011 due to incremental phantom shares. Guidance will be refined as necessary during 2012.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, February 2, 2012 at 8:00 a.m. (Eastern Time) to discuss the Company’s 2011 fourth-quarter and full year results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 855-859-2056 and enter “40517587”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on February 16, 2012.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenue	$847.6	$755.7	$3,173.3	$2,791.4
Operating expenses:
Cost of operations	526.2	462.8	1,907.2	1,631.2
Provision for loan loss	101.6	115.6	300.3	387.8
Depreciation and amortization	38.5	36.7	153.1	143.2
Total operating expenses	666.3	615.1	2,360.6	2,162.2
Operating income	181.3	140.6	812.7	629.2
Interest expense, net:
Securitization funding costs	30.4	26.8	126.7	155.1
Interest expense on certificates of deposit	6.3	5.9	23.1	29.4
Interest expense on long-term and other debt, net	37.3	34.9	148.8	133.8
Total interest expense, net	74.0	67.6	298.6	318.3
Income from continuing operations before income taxes	107.3	73.0	514.1	310.9
Income tax expense	41.4	24.4	198.8	115.3
Income from continuing operations	65.9	48.6	315.3	195.6
Loss from discontinued operations, net of taxes	–	(1.9)	–	(1.9)
Net income	$65.9	$46.7	$315.3	$193.7

Per share data:
Basic – Income from continuing operations	$1.32	$0.94	$6.22	$3.72
Basic – Loss from discontinued operations	–	(0.04)	–	(0.03)
Basic – Net income	$1.32	$0.90	$6.22	$3.69

Diluted – Income from continuing operations	$1.12	$0.88	$5.45	$3.51
Diluted – Loss from discontinued operations	–	(0.04)	–	(0.03)
Diluted – Net income	$1.12	$0.84	$5.45	$3.48

Weighted average shares outstanding – basic	49.9	51.9	50.7	52.5
Weighted average shares outstanding – diluted	59.1	55.4	57.8	55.7

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2011	As of December 31, 2010
ASSETS
Cash and cash equivalents	$216.2	$139.1
Credit card receivables, net	5,197.7	4,838.4
Redemption settlement assets(1)	515.8	472.4
Intangible assets, net	383.6	314.4
Goodwill	1,449.4	1,221.8
Other assets	1,217.5	1,286.1
Total assets	$8,980.2	$8,272.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,226.4	$1,221.2
Certificates of deposit	1,353.8	859.1
Asset backed securities debt – owed to securitization investors	3,260.3	3,660.1
Debt(2)	2,183.5	1,869.8
Other liabilities	780.2	638.9
Total liabilities	8,804.2	8,249.1
Stockholders' equity	176.0	23.1
Total liabilities and stockholders’ equity	$8,980.2	$8,272.2
_______________

(1) LoyaltyOne redemption settlement assets aggregate $537 million at December 31, 2010, including investments of $65 million in retained interests in the World Financial Network Bank Master Trusts. These amounts have been eliminated with the consolidation of these Master Trusts under ASC 860.

(2) Included in debt is a discount of $159.2 million and $232.9 million as of December 31, 2011 and December 31, 2010, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$315.3	$193.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153.1	143.2
Deferred income taxes	47.0	19.1
Provision for loan loss	300.3	390.8
Non-cash stock compensation	43.5	50.1
Amortization of discount on convertible senior notes	73.7	66.1
Change in operating assets and liabilities, net of acquisitions	121.9	70.6
Other	(43.4)	(30.9)
Net cash provided by operating activities	1,011.4	902.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(49.2)	52.4
Change in credit card receivables	(578.1)	(239.4)
Purchase of credit card receivables	(68.5)	–
Capital expenditures	(73.5)	(68.8)
Payments for acquired businesses, net of cash acquired	(359.1)	(117.0)
Change in cash collateral, restricted	22.1	32.1
Other	65.6	(0.1)
Net cash used in investing activities	(1,040.7)	(340.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	3,256.5	1,507.0
Repayments of borrowings	(3,012.7)	(1,462.8)
Issuances of certificates of deposit	1,180.3	177.6
Repayments of certificates of deposit	(685.6)	(783.5)
Borrowings from asset-backed securities	2,179.7	1,147.9
Repayments/maturities of asset-backed securities	(2,579.6)	(1,173.7)
Proceeds from issuance of common stock	29.4	33.9
Purchase of treasury shares	(240.9)	(148.7)
Other	(17.9)	(13.4)
Net cash provided by (used in) financing activities	109.2	(715.7)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	(2.1)
Change in cash and cash equivalents	77.1	(155.9)
Cash effect on adoption of ASC 860 and ASC 810	–	81.6
Cash and cash equivalents at beginning of period	139.1	213.4
Cash and cash equivalents at end of period	$216.2	$139.1

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
 (In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change
Segment Revenue:
LoyaltyOne	$214.3	$223.9	(4)%	$844.8	$799.5	6%
Epsilon	254.6	179.6	42%	847.1	613.4	38%
Private Label Services and Credit	380.3	354.2	7%	1,489.0	1,386.3	7%
Corporate/Other	0.2	0.3	(33)%	1.1	1.8	(39)%
Intersegment Eliminations	(1.8)	(2.3)	nm	(8.7)	(9.6)	nm
	$847.6	$755.7	12%	$3,173.3	$2,791.4	14%

Segment Adjusted EBITDA:
LoyaltyOne	$46.0	$45.9	–%	$217.1	$204.6	6%
Epsilon	63.9	49.6	29%	195.4	152.3	28%
Private Label Services and Credit	143.6	113.1	27%	678.3	530.0	28%
Corporate/Other	(21.9)	(13.7)	60%	(76.4)	(57.9)	32%
Intersegment Eliminations	(0.8)	(1.5)	nm	(5.1)	(6.5)	nm
	$230.8	$193.4	19%	$1,009.3	$822.5	23%

Key Performance Indicators:
Private Label statements generated	37.3	35.8	4%	142.1	142.4	–%
Average receivables	$5,173.4	$5,016.5	3%	$4,962.5	$5,025.9	(1)%
Credit sales	$3,011.3	$2,653.7	13%	$9,636.1	$8,773.4	10%
AIR MILES reward miles issued	1,387.5	1,257.3	10%	4,940.4	4,584.4	8%
AIR MILES reward miles redeemed	958.5	1,096.0	(13)%	3,633.9	3,634.8	–%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2011	2010	2011	2010
Income from continuing operations	$65.9	$48.6	$315.3	$195.6
Income tax expense	41.4	24.4	198.8	115.3
Total interest expense, net	74.0	67.6	298.6	318.3
Depreciation and other amortization	16.5	17.7	70.4	67.8
Amortization of purchased intangibles	22.0	19.0	82.7	75.4
EBITDA	219.8	177.3	965.8	772.4
Stock compensation expense	11.0	16.1	43.5	50.1
Adjusted EBITDA	$230.8	$193.4	$1,009.3	$822.5
Less: funding costs(1)	(36.7)	(32.7)	(149.8)	(184.5)
Adjusted EBITDA, net of funding costs	$194.1	$160.7	$859.5	$638.0

Core Earnings:
Income from continuing operations	$65.9	$48.6	$315.3	$195.6
Add back non-cash non-operating items:
Stock compensation expense	11.0	16.1	43.5	50.1
Amortization of purchased intangibles	22.0	19.0	82.7	75.4
Non-cash interest expense(2)	21.5	20.0	73.2	76.7
Income tax effect(3)	(20.1)	(17.3)	(73.4)	(71.1)
Core earnings	$100.3	$86.4	$441.3	$326.7

Weighted average shares outstanding – diluted	59.1	55.4	57.8	55.7
Core earnings per share – diluted	$1.70	$1.56	$7.63	$5.86

(1)	Represents interest expense on certificates of deposit and securitization funding costs.
(2)
Represents amortization of imputed interest expense associated with our convertible debt, amortization of debt issuance costs, and valuation adjustments on financial instruments (i.e. gain on mark to market of interest rate derivatives for 2011).

(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended December 31, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$39.4	$4.8	$1.8	$46.0
Epsilon	36.3	24.6	3.0	63.9
Private Label Services and Credit	133.7	8.7	1.2	143.6
Corporate/Other	(27.3)	0.4	5.0	(21.9)
Intersegment Eliminations	(0.8)	–	–	(0.8)
	$181.3	$38.5	$11.0	$230.8

	Three Months Ended December 31, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$36.9	$5.7	$3.3	$45.9
Epsilon	26.5	20.1	3.0	49.6
Private Label Services and Credit	101.3	9.3	2.5	113.1
Corporate/Other	(22.6)	1.6	7.3	(13.7)
Intersegment Eliminations	(1.5)	–	–	(1.5)
	$140.6	$36.7	$16.1	$193.4

	Year Ended December 31, 2011
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$189.6	$20.3	$7.2	$217.1
Epsilon	93.5	90.1	11.8	195.4
Private Label Services and Credit	636.1	35.5	6.7	678.3
Corporate/Other	(101.4)	7.2	17.8	(76.4)
Intersegment Eliminations	(5.1)	–	–	(5.1)
	$812.7	$153.1	$43.5	$1,009.3

	Year Ended December 31, 2010
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$170.5	$23.8	$10.3	$204.6
Epsilon	65.1	77.7	9.5	152.3
Private Label Services and Credit	487.0	35.2	7.8	530.0
Corporate/Other	(86.9)	6.5	22.5	(57.9)
Intersegment Eliminations	(6.5)	–	–	(6.5)
	$629.2	$143.2	$50.1	$822.5

(1) Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.